Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

BoxScore Brands, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

First: The name of this Corporation is BoxScore Brands, Inc.

Second:  The certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on March 26, 2007 (the “Certificate of Incorporation”).

Third: The Board of Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted the following amendments to the Certificate of Incorporation:

Article 1 – Name. The name of this Corporation is American Battery Materials, Inc.

Article 4 – Corporate Capitalization. The amount of the total common stock of the Corporation is authorized to issue 4,500,000,000 shares with a par value of $0.001 per share.  All holders of shares of common stock shall be identical with each other in every respect.

The amount of the total preferred stock of this Corporation is authorized to issue is 10,000,000 shares with a par value of $0.001 per share.

Fourth: That Certificate of Amendment to the Certificate of Incorporation of the Corporation shall become effective immediately upon filing.

Fifth: That, by written consent executed in accordance with Section 228 of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon, and the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, was given written notice of the proposed amendment to the Certificate of Incorporation and voted in favor of the adoption of the amendment to the Certificate of Incorporation. The necessary numbers of shares, as required by statute, were voted in favor of the amendment.

Sixth: That said amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Seventh: That all other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 19th day of October, 2022.

BoxScore Brands, Inc.

BY:	/s/ Sebastian Lux
Name:	Sebastian Lux
Title:	Chief Executive Officer